Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Lindsay S. Bixler
Executive Vice President and Chief Financial Officer

(610) 215-2327

PB BANKSHARES, INC. ANNOUNCES 2024 FIRST QUARTER FINANCIAL RESULTS

Coatesville, Pennsylvania, April 24, 2024 — PB Bankshares, Inc. (the “Company”) (NASDAQ: PBBK), the holding company for Presence Bank (the “Bank”), reported unaudited net income of $317,000 for the three months ended March 31, 2024 compared to $409,000 for the same period in 2023. Diluted earnings per share were $0.13 for the first quarter of 2024 and $0.16 for the same period in 2023.

“The increase in interest rates and desire to maintain more liquidity than historical levels have certainly compressed our net interest margin.  The Company had strong loan and deposit growth in the first quarter allowing us to maintain a strong liquidity position,” said Janak Amin, President and Chief Executive Officer of PB Bankshares, Inc.

First Quarter 2024 Highlights:

●	Total interest and dividend income grew by 28.5% to $5.6 million for the three months ended March 31, 2024 from $4.4 million for the three months ended March 31, 2023.
●	Noninterest expense remained flat, increasing by 1.3% to $2,498,000 for the three months ended March 31, 2024 from $2,465,000 for the three months ended March 31, 2023.
●	Allowance for credit losses remained consistent at 1.32% of loans outstanding at March 31, 2024 compared to 1.38% of loans outstanding at December 31, 2023.
●	Annualized growth rate on gross loans was 14.5% at March 31, 2024 from December 31, 2022.
●	Accumulated other comprehensive loss was substantially the same totaling $1,250,000 at March 31, 2024 and $1,247,000 at December 31, 2023, accounting for 2.7% of total stockholders’ equity at March 31, 2024.
●	The remaining weighted average life of our debt securities available-for-sale portfolio remained short at 1.37 years at March 31, 2024.
●	Tangible book value per common share excluding accumulated other comprehensive loss increased by $0.26 to $18.26 at March 31, 2024 from $18.00 at December 31, 2023*.
●	The Company repurchased 50,000 shares of its common stock during the first quarter of 2024, for an average price of $13.35 per share.

* Refer to the appendix of Financial Highlights (Unaudited) for the Non-GAAP Financial Measure Reconciliation

Exhibit 99.1

Income Statement

Net interest income was $2.6 million for the three months ended March 31, 2024 compared to $3.0 million for the same period in 2023. The decrease for the three months ended March 31, 2024 compared to the same period in 2023 was primarily due to increases in interest expense on deposits and borrowings, partially offset by increases in interest income on loans, securities and cash and federal funds sold. The increases in both interest income and interest expense were as a result of rising interest rates and increases in average interest earning assets and average interest bearing liabilities.

The Company recorded a reversal of provision for credit losses of $84,000 for the three months ended March 31, 2024 compared to a provision for credit losses of $183,000 for the same period in 2023. The reversal of provision was primarily due to lower qualitative factor allocations within the Company’s current expected credit losses methodology and a lower required allowance for unfunded commitments due to decline in volume of unfunded commitments. There were no charge-offs during the first quarter of 2024. Delinquencies remain benign, reserves are deemed to be adequate as of March 31, 2024 and the allowance coverage ratio has improved from a year ago. The allowance for credit losses was $4.5 million, or 1.32%, of loans outstanding at March 31, 2024 as compared to $4.1 million, or 1.30%, of loans outstanding at March 31, 2023. Total non-performing assets decreased to $1.3 million at March 31, 2024 compared to $1.4 million at December 31, 2023. The non-performing assets to total assets ratio decreased by five basis points to 0.39% at March 31, 2024 from 0.44% as of December 31, 2023.

Noninterest income was $187,000 for the three months ended March 31, 2024 compared to $138,000 for the same period in 2023. The primary reason for the increase in noninterest income for the three months ended March 31, 2024 as compared to the same prior year period was due to the $40,000 loss on disposal of ATMs in the first quarter of 2023 as the Company invested in new technology to best serve our customers. The increase in noninterest income was partially offset for the three months ended March 31, 2024 due to an increase in the unrealized losses on equity investments due to the decrease in market value of the associated asset (Community Reinvestment Act equity investment) representing a period over period decline of $20,000 for the three months ended March 31, 2024.

Noninterest expense was $2,498,000 for the three months ended March 31, 2024 compared to $2,465,000 for the same period in 2023. The increase for the three months ended March 31, 2024 was primarily due to increases in advertising and marketing of $26,000 primarily due to increased community sponsorships.

Balance Sheet

Total assets increased $10.7 million or 2.4% to $450.4 million at March 31, 2024 from $439.7 million at December 31, 2023. The increase in assets was primarily due to increases in cash and cash equivalents and net loans receivable, partially offset by a decrease in debt securities available-for-sale. Cash and cash equivalents increased 105.9% to $66.8 million at March 31, 2024 from $32.4 million at December 31, 2023 as a result of strong deposit growth and maturity of treasury securities during the first quarter of 2024. Gross loans increased $11.8 million or 3.6% to $338.4 million at March 31, 2024 from $326.6 million at December 31, 2023, primarily as a result of the

Exhibit 99.1

increase in the commercial real estate portfolio as the Bank continues its focus on commercial lending. Management is monitoring the commercial real estate portfolio and concentrations, assessing their associated risks. As part of its risk management process, the Bank segments and stress tests its non-owner occupied commercial real estate portfolio. Approximately 74% or $118.1 million of this portfolio was subject to stress testing (loans having exposure under $250,000 and one- to four family investor properties are not subject to stress testing). The commercial real estate portfolio has an average Loan-to-Value ratio of 60.0% and a Debt Service Coverage ratio of 1.48 times, exclusive of any sponsor or guarantor support at March 31, 2024. The commercial real estate portfolio is diverse with respect to both property type as well as location with limited concentrations. Two segments, Office Space and Hospitality, are the subject of market scrutiny with these segments’ exposure and selected credit metrics outlined below.

The Bank has reviewed its loan portfolio for exposure to office space given the uncertainty and potential risks associated with vacancy, future demand, and repricing risk for these assets. The Bank’s exposure to this segment is minimal with only $9.4 million in non-owner-occupied office space at March 31, 2024. Notably the five loans comprising the office segment are all medical related, which the Company believes has not suffered the decline in value that the general office market has experienced. The office space loan portfolio has an average Loan-to-Value ratio of 72.4% and Debt Service Coverage ratio of 1.50 times, exclusive of any sponsor or guarantor support at March 31, 2024.

The Bank’s hospitality portfolio is also an area of market focus. Loan exposure to this segment totaled $21.4 million (seven hotel properties) at March 31, 2024. The average Loan-to-Value ratio was low at 50.7% with a strong Debt Service Coverage ratio of 1.88 times, exclusive of any sponsor or guarantor support at March 31, 2024. Guarantor support for the hospitality sector is strong and loans are supported by experienced hotel operators.

Debt securities available-for-sale decreased $36.0 million or 52.8% to $32.1 million at March 31, 2024 as a result of short-term treasury securities purchased during the fourth quarter of 2023 maturing in the first quarter of 2024 and remaining in cash and cash equivalents. The remaining weighted average life of our debt securities available-for-sale portfolio was 1.37 years at March 31, 2024.

We experienced strong deposit growth of $15.4 million or 4.6% to $348.4 million at March 31, 2024 from $333.0 million at December 31, 2023 as a result of organic core deposit gathering strategies with the growth being from local businesses and individuals. The uninsured and uncollateralized deposits totaled approximately $39.6 million or 11.4% of the Bank’s total deposits, as of March 31, 2024. The Company maintains highly liquid sources of available funds in addition to cash and cash equivalents, including unused borrowing capacity with the Federal Home Loan Bank of Pittsburgh and the Federal Reserve Bank of Philadelphia and available federal funds lines with other banks, as well as unpledged available-for-sale debt securities. At March 31, 2024, available funding from these sources totaled 593.4% of uninsured and uncollateralized deposits. Stockholders’ equity decreased $220,000 to $46.8 million at March 31, 2024 from $47.0 million at December 31, 2023 as a result of stock buybacks of 50,000 shares for $668,000 during the first quarter of 2024, partially offset by first quarter net income of $317,000. Accumulated other comprehensive loss as a result of the unrealized losses on the debt securities available-for-sale was 2.7% of total stockholders’ equity at March 31, 2024, which is low compared to the

Exhibit 99.1

banking industry. The Bank’s stand-alone stockholders’ equity increased $400,000 to $39.3 million at March 31, 2024 from $38.9 million at December 31, 2023 primarily as a result of first quarter 2024 net income at the Bank.

Forward-Looking Statements

Certain statements contained herein constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such statements may be identified by words such as “may,” “will,” “would,” “intend,” “believe,” “expect,” “plan,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms.

These forward-looking statements are based on current beliefs and expectations of the Company’s and the Bank’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company’s and the Bank’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors.  Factors that could cause such differences to exist include, but are not limited to: risks related to the real estate and economic environment, particularly in the market areas in which the Company and the Bank operate; fiscal and monetary policies of the U.S. Government; inflation; changes in government regulations affecting financial institutions, including regulatory compliance costs; geopolitical instability and capital requirements; fluctuations in the adequacy of the allowance for credit losses; decreases in deposit levels necessitating increased borrowing to fund loans and investments; operational risks including, but not limited to, cybersecurity, fraud and natural disasters; the risk that the Company may not be successful in the implementation of its business strategy; changes in prevailing interest rates; credit risk management; asset-liability management; and other risks described in the Company’s filings with the Securities and Exchange Commission, which are available at the SEC’s website, www.sec.gov.

The Company and the Bank caution not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company disclaims any obligation to publicly release any revision made to any forward-looking statement to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

About PB Bankshares, Inc. and Presence Bank

PB Bankshares, Inc. is the holding company for Presence Bank. Presence Bank was founded in 1919 and currently operates four banking offices and two loan production offices in Chester, Lancaster and Dauphin Counties, Pennsylvania.

Exhibit 99.1

PB Bankshares, Inc.

Financial Highlights (Unaudited)

(Dollars in thousands, except per share data)

Earnings Summary (for the three months ended)
	March 31,	December 31,	September 30,	June 30,	March 31,
	2024	2023	2023	2023	2023

Interest and dividend income	$5,614	$5,277	$5,139	$5,047	$4,369
Interest expense	2,982	2,471	2,098	1,825	1,324
Net interest income	2,632	2,806	3,041	3,222	3,045
(Credit) provision for credit losses	(84)	62	140	247	183
Noninterest income	187	203	185	259	138
Noninterest expense	2,498	2,413	2,432	2,493	2,465
Income before income taxes	405	534	654	741	535
Income taxes	88	125	141	153	126
Net income	317	409	513	588	409

Earnings per common share - basic	$0.13	$0.17	$0.21	$0.24	$0.16
Earnings per common share - diluted	$0.13	$0.17	$0.21	$0.23	$0.16

Balance Sheet Highlights (as of)
	March 31,	December 31,	September 30,	June 30,	March 31,
	2024	2023	2023	2023	2023

Total assets	$450,434	$439,748	$409,212	$412,573	$393,066
Cash and cash equivalents	66,787	32,438	25,185	42,501	34,954
Debt securities available-for-sale, at fair value	32,138	68,115	40,667	34,828	32,457
Loans receivable, net of allowance for credit losses	333,288	321,382	325,350	317,306	308,808
Deposits	348,389	332,966	306,521	312,091	295,437
Total stockholders’ equity	46,769	46,989	46,582	46,177	46,291
Accumulated other comprehensive loss	(1,250)	(1,247)	(1,771)	(1,770)	(1,533)

Performance Ratios (as of and for the three months ended)
	March 31,	December 31,	September 30,	June 30,	March 31,
	2024	2023	2023	2023	2023

Return on average assets (annualized)	0.29%	0.38%	0.49%	0.58%	0.43%
Return on average equity (annualized)	2.71%	3.14%	4.00%	4.67%	3.56%
Net interest margin (annualized)	2.44%	2.74%	3.00%	3.29%	3.26%
Allowance to non-accrual loans	334.21%	317.45%	548.89%	507.53%	496.36%
Allowance to total loans outstanding at the end of the period	1.32%	1.38%	1.35%	1.34%	1.30%
Net charge-offs to average loans outstanding during the period (annualized)	—%	—%	—%	0.09%	0.08%
Total non-performing loans to total loans	0.39%	0.44%	0.25%	0.26%	0.26%
Total non-accrual loans to total loans	0.39%	0.44%	0.25%	0.26%	0.26%

Exhibit 99.1

Total non-performing assets to total assets	0.30%	0.32%	0.20%	0.21%	0.21%
Tier 1 capital (to average assets)	9.25%	9.78%	9.74%	9.84%	10.06%
Book value per common share	$17.78	$17.53	$16.97	$16.71	$16.48
Tangible book value per common share*	$17.78	$17.53	$16.97	$16.71	$16.48
Tangible book value per common share (excluding accumulated other comprehensive loss)*	$18.26	$18.00	$17.62	$17.35	$17.02

*Non-GAAP Financial Measure Reconciliation

The following table reconciles, as of the dates set forth below, stockholders’ equity (on a GAAP basis) to tangible book value and tangible book value excluding accumulated other comprehensive loss and calculates our tangible book value per common share and tangible book value per common share excluding accumulated other comprehensive loss. Book value is equal to tangible book value due to the Company having no intangible assets.

	March 31,	December 31,	September 30,	June 30,	March 31,
	2024	2023	2023	2023	2023

Tangible common equity	$46,769	$46,989	$46,582	$46,177	$46,291
Adjustment for accumulated other comprehensive loss	$(1,250)	$(1,247)	$(1,771)	$(1,770)	$(1,533)
Tangible common equity excluding accumulated other comprehensive loss	$48,019	$48,236	$48,353	$47,947	$47,824
Common shares outstanding	2,629,967	2,679,967	2,744,967	2,763,122	2,809,425
Tangible book value per common share	$17.78	$17.53	$16.97	$16.71	$16.48
Tangible book value per common share excluding accumulated other comprehensive loss	$18.26	$18.00	$17.62	$17.35	$17.02